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                          EMPLOYMENT AGREEMENT

THIS AGREEMENT made and entered into this 31st day of May 1996, at Geneva, Switzerland by and between VIRTUAL TELECOM S.A. a Swiss corporation (hereinafter "Company"), and Daniel HUBER (hereinafter "Employee").

RECITALS

WHEREAS, the Company engages as a service provider in telecommunications services and as an information provider in electronic publishing industries; and

WHEREAS, the Employee is experienced in the business of the company and has served as Financial Analyst and Portfolio Manager in the Investment Services Industry; and,

WHEREAS, the Company desires to continue to employ the Employee and the Employee desires to continue serving the Company, on the terms and conditions provided herein;

NOW THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1. Company hereby agrees to hire and employ Employee as Chief Executive Officer of the Company, and the Employee agrees to accept such employment under and subject to all of the terms, conditions and provisions hereof for a period of five (5) years from the date hereof, which period will be subject to renewal for up to three (3) additional three (3) year terms a provided in Section 9 hereof. Employee's duties shall be designated by Company's Board of Directors and shall be subject to such reasonable policies and directions as may be established or given by the Company from time to time.
2. Employee agrees further to well and faithfully serve Company and to devote substantially his full -time attention and energies to such service. During the term hereof, the Employee will not have any affiliation, direct or indirect with any other business entity which competes with the business of the Company.
3. Company agrees to pay Employee compensation for his services hereunder for each year of the term at the minimum rate of SFr 96'000.- (approx. $80'000.- ) per annum. Said compensation shall be payable in equal weekly, monthly or semi-monthly payments or otherwise as has been the Company's past practice, commencing upon execution of this Agreement. The above stated minimum salary shall be increased automatically each year of the term by a factor equal to the increases in the Consumer Price Index for Switzerland (Geneva). Effective each yearly anniversary of the date hereof, the above stated minimum salary shall be multiplied by a fraction of the numerator of which is the CPI for the month of July of that year and the denominator is the CPI for the month of July of the previous year. Company and Employee agrees that with regard to any year of the term for which Company grants Employee an increase in salary in excess of the salary for that year of the term which would prevail through application of the above formula, the formula will not be applied for such year of the term.
4. Incentive compensation in the form of bonuses or other cash or non-cash incentives shall be considered for Employee by Company annually based upon Company's earnings before income taxes or such other performance standards as are established by Company's Board of Directors. The performance standards applicable for the first year of the term are set forth in Schedule "A" hereto.
5. Company will provide Employee with disability insurance coverage (or reimburse Employee for his cost therefor) in an amount of at least equal to sixty percent (60%) of the Employee's minimum salary as set forth in paragraph 3 above.
6. Company agrees to provide Employee with a monthly allowance of $600 during the term for expenses and operating costs incurred by Employee in carrying out his responsibilities. In addition Company will cover expenses incurred in the operating of an office from the Employee's home.
7. Company will provide Employee with paid vacation consistent with the Company's polices and practices, but no less than four (4) weeks per year. Employee will participate in all other so-called fringe benefits afforded by Employer to other employees.

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8.
     a) If Employee shall be rendered incapable, by illness or by other cause, from complying with the terms, conditions and provisions on his part to be kept, observed and performed then Employee and Company shall be subject to the terms and conditions of Swiss invalidity insurance and such Swiss laws applying thereto.
     b) This Agreement may be terminated by Company for "Cause", as hereinafter set forth, after delivery to the Employee of written notice which identifies such cause and establishes an effective date of termination. In the event of the death of Employee during the term of this Agreement, the sum payable to him for services rendered to the date of his death and any sums payable thereafter shall be paid to his authorized personal representative.
     c) The employment of Employee shall further be terminable by the Company for "Cause" upon determination at any time that Employee has engaged in any act of dishonesty whatsoever arising out of performance or failure to perform his duties hereunder. Such acts of dishonesty shall include pilferage, embezzlement, unfair competition and other similar acts.
     d)   In addition to the foregoing "Cause" will include, but not limited to:
          i)    Employee's adjudication as an incompetent;
          ii) Employee's persistent or excessive use of drugs or alcohol to an extent that such use is substantiated by reliable objective evidence and significantly interferes with the proper performance of his duties hereunder;
          iii) Employee's conviction of any criminal act, including without limitation, misappropriation of corporate funds and property, provided, however that conviction of a misdemeanor shall not be grounds for termination unless such misdemeanor shall have involved misappropriation of corporate funds or property, fraud or other activity which bears directly upon Employee's ability to faithfully perform his duties hereunder;
          iv) Employee's breach of any term of this Agreement, unless cure of such breach is promptly commenced upon receipt of written notice specifying the breach, authorizing by Company's Board of Directors and served by any officer of Company and such cure is either completed by Employee not later then thirty (30) days thereafter, or if such cure cannot be completed in thirty (30) days, if diligently undertaken by Employee within said thirty
                (30) days and pursued to completion as soon as thereafter is possible; or
          v) Employee's commission of any act constituting gross negligence in the performance of his duties hereunder or willful misconduct, or after notice to such effect, Employee's commission of another act constituting negligence or insubordination.

     Cause shall be deemed to include, in addition to the above, such conduct which the courts of Geneva, Switzerland recognize at the time of any such conduct as being sufficient grounds to constitute cause for dismissal or termination of employment.

     e) In the event that this Agreement is terminated by Company for a reason other than Employee's death or disability or "Cause", Employee shall receive, in equal monthly installments over the remainder of the term, the balance of the compensation owed the Employee hereunder. The amounts payable pursuant to this paragraph 8 (e) will be reduced by the amount of any compensation received or to be received by Employee with respect to any other employment during the term hereof. Upon request from time to time, employee will furnish the Company with a true and complete certificate specifying any such compensation due to or received by Employee.

     f) If Employee should desire of his own volition to terminate this Agreement, then the decision of the majority of Company's Board of Directors shall be binding as to the terms and conditions of such Employee's termination.

     g) The parties hereto agree that the foregoing termination benefits shall be the sole and exclusive obligation of Company with respect to any such termination of Employee

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          and the same are accepted by Employee in lieu of any and all other rights hereunder or as provided by law.

2.   The term of this Agreement shall be subject to extension for up to three
     (3) additional three (3) year renewal terms on the following terms and conditions. No later than ninety (90) days prior to the expiration of the initial term hereof and no later than sixty (60) days prior to the expiration of any renewal term hereof, Company shall notify Employee in writing to the effect that Company desires to extend the term of this Agreement for an additional three (3) year period. Timely delivery of such notice shall serve to renew this Agreement, as provided above. In the event no such notice is delivered then this Agreement shall be automatically renewed at the end of the then current year of the term. The employment of Employee during any renewal term shall be on the same terms and conditions as are applicable for the initial term,

3. This Agreement shall not be transferable or assignable by Employee, nor shall Employee's interest herein be transferred or assigned by operation of law, and any assignment or attempted assignment, transfer, mortgage, hypothecation, or pledge of this Agreement or of his interest herein by Employee, shall be null and void and, at the option of the Company, this Agreement may be forthwith terminated and canceled for such, cause.

4. Employee agrees at all times during the term of this Agreement to conduct himself in such manner as not to injure or adversely reflect on the credit standing, reputation or the business of the Company.

5. Subject to the terms and conditions which may be set forth in a Non-Disclosure and Secrecy Agreement with Company (the form of which is attached hereto as Exhibit "A") which Employee agrees to execute as additional consideration for this Agreement, Employee agree that he will not disclose to any person or use (except for the sole and exclusive benefit of the Company) information obtained by him during the period of his employment as to the plans, network designs, software, processes, business methods, names of customers, partnering or strategic alliance arrangements, financial statements or any other trade secrets or other confidential or proprietary information owned by or respecting the Company, its business or properties. Nothing herein contained shall authorize Employee to make use of any confidential or proprietary information of Company after termination of this agreement without written prior consent of Company. The terms and conditions set forth in any NonDisclosure and Secrecy Agreement between Employee and Company shall be incorporated herein and become a part of this Agreement.

6. All notices, requests demands and other communications provided for by this Agreement shall be in writing and (unless other wise specifically provided for herein) shall be deemed to have been given at the time when postmarked by a post office or dated for airway bill number purposes by a courier service, addressed to the address of the parties stated below or to such changed address as such party may have fixed by notice:

     TO COMPANY:              VIRTUAL TELECOM INC.
                              1013 Centre Road
                              Wilmington
                              Newcastle

     COPY TO:                 VIRTUAL TELCOM S.A.
                              rue du stand
                              CP 5473
                              Geneva 11
                              Switzerland

     and COPY TO:             BRUCK & FERRY (ATTORNEYS AT LAW)
                              10th floor
                              One Newport Place
                              Newport Beach, CA 92660
                              USA

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     TO EMPLOYEE:             Daniel HUBER
                              22A, ch.-de Tremessaz
                              1222 Vesenaz/GE
                              Switzerland

7. This agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of every kind and nature between them and no party hereto shall be bound by any conditions, definition, warranty or representations other than expressly provided for in this Agreement or as may be on a date subsequent to the date hereof duly set forth in writing signed by the party hereto which is to be bound thereby. This Agreement shall not be changed, modified or amended except by a writing signed by the party to be charged.

8. This Agreement and its validity, construction and performance shall be governed in all respects by the laws of the State of Delaware irrespective of the fact that one or more of the parties hereto may become residents of another state and without giving effect to principles of conflicts of laws.

9. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective representatives, heirs, successors and assigns.

10. In the event that any provision of this Agreement shall be held to be invalid, the same shall not effect, in any respect whatsoever, the validity of the remainder of this Agreement.

11. This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and all of which, when taken together, shall constitute one agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date written above.

"Employee"
Daniel HUBER

/s/ Daniel Huber
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"Company"

VIRTUAL TELECOM, INC.
By:  /s/ (Illegible)
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Its:      CEO
    -----------------------------------------